UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2018

CENTERPOINT ENERGY, INC.

(Exact name of registrant as specified in its charter)

Texas	1-31447	74-0694415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Louisiana
Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 207-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging	Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

The Merger Agreement

On April 21, 2018, CenterPoint Energy, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Vectren Corporation, an Indiana corporation (“Vectren”), and Pacer Merger Sub, Inc., an Indiana corporation and wholly owned subsidiary of the Company (“Merger Sub”). Pursuant to the Merger Agreement, on and subject to the terms and conditions set forth therein, Merger Sub will merge with and into Vectren (the “Merger”), with Vectren continuing as the surviving corporation in the Merger and becoming a wholly owned subsidiary of the Company.

On and subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, no par value, of Vectren (“Vectren common stock”) issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive $72.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, each stock unit payable in Vectren common stock or whose value is determined with reference to the value of Vectren common stock, whether vested or unvested, will be cancelled at the Effective Time with cash consideration paid therefor in accordance with the terms of the Merger Agreement. No dissenters’ rights of appraisal in connection with the Merger are available to holders of Vectren common stock pursuant to the Indiana Business Corporation Law.

Vectren, the Company and Merger Sub each have made various representations, warranties and covenants in the Merger Agreement. Among other things, Vectren has agreed, subject to certain exceptions, to conduct its businesses in the ordinary course, consistent with past practice, from the date of the Merger Agreement until the Effective Time, and not to take certain actions prior to the closing of the Merger without the approval of the Company. Vectren has made certain additional customary covenants, including, subject to certain exceptions: (1) to cause a meeting of Vectren’s shareholders to be held to consider approval of the Merger Agreement, (2) not to solicit proposals relating to alternative business combination transactions and not to participate in discussions concerning, or furnish information in connection with, alternative business combination transactions and (3) not to withdraw its recommendation to Vectren’s shareholders regarding the Merger. In addition, subject to the terms of the Merger Agreement, Vectren, the Company and Merger Sub are required to use reasonable best efforts to obtain all required regulatory approvals, which will include clearance under federal antitrust laws and certain approvals by federal and state regulatory bodies, subject to certain exceptions, including that such efforts not result in a “Burdensome Condition” (as defined in the Merger Agreement). Furthermore, the Company has agreed to use its reasonable best efforts to obtain the financing contemplated by the Commitment Letter, as described in further detail below.

Consummation of the Merger is subject to various conditions, including: (1) approval of the shareholders of Vectren, (2) expiration or termination of the applicable Hart-Scott-Rodino Act waiting period, (3) receipt of all required regulatory and statutory approvals without the imposition of a “Burdensome Condition,” (4) absence of any law or order prohibiting the consummation of the Merger and (5) other customary closing conditions, including (a) subject to materiality qualifiers, the accuracy of each party’s representations and warranties, (b) each party’s compliance in all material respects with its obligations and covenants under the Merger Agreement and (c) the absence of a material adverse effect with respect to Vectren and its subsidiaries.

The Merger Agreement contains certain termination rights for both the Company and Vectren, including if the Merger is not consummated by April 21, 2019 (subject to extension for an additional six months if all of the conditions to closing, other than the conditions related to obtaining regulatory approvals, have been satisfied). The Merger Agreement also provides for certain termination rights for each of the Company and Vectren, and provides that, upon termination of the Merger Agreement under certain specified circumstances, the Company would be required to pay a termination fee of $210.0 million to Vectren, and under other specified circumstances Vectren would be required to pay the Company a termination fee of $150.0 million.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1, and is incorporated herein by reference.

Bridge Facility Commitment Letter

On April 21, 2018, and in connection with the Merger Agreement, the Company entered into a commitment letter (the “Commitment Letter”) with Goldman Sachs Bank USA (“Goldman Sachs”) and Morgan Stanley Senior Funding, Inc. (“MSSF”, and together with Goldman Sachs, the “Initial Lenders”). The Commitment Letter provides that, subject to the conditions set forth therein, the Initial Lenders commit to provide a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of $5.0 billion (the “Bridge Facility”) to fund, in part, amounts payable by the Company in connection with the Merger. The Bridge Facility bears interest at an annual rate equal to LIBOR plus a margin ranging from 1.0% to 2.0%, depending on the Company’s credit rating, subject to an increase of 0.25% for each 90 days that elapse after the closing of the Merger. Under the Commitment Letter, Goldman Sachs will act as sole and exclusive administrative agent, and each of the Initial Lenders will act as a joint bookrunner and joint lead arranger for the Bridge Facility, and each will perform the duties customarily associated with such roles. It is anticipated that some or all of the Bridge Facility will be replaced or repaid by the Company through one or a combination of the following: issuance of debt securities, preferred stock, common equity or other securities.

The commitment to provide the Bridge Facility is subject to certain conditions, including (1) the consummation of the Merger pursuant to the Merger Agreement, (2) the absence of a material adverse effect with respect to Vectren and its subsidiaries, taken as a whole, (3) the accuracy of certain representations and warranties, (4) the absence of certain limited defaults, (5) the delivery of certain financial information pertaining to each of the Company and Vectren and (6) the receipt of customary closing documents. The Company will pay certain customary fees and expenses in connection with obtaining the Bridge Facility.

The foregoing description of the Commitment Letter and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Commitment Letter, a copy of which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On April 23, 2018, the Company and Vectren issued a joint press release announcing the execution of the Merger Agreement and scheduling an investor presentation and joint conference call regarding the proposed Merger. The joint press release announcing the proposed Merger and the investor presentation are attached to this report as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference.

The joint press release and investor presentation are being furnished, not filed, pursuant to Regulation FD. Accordingly, neither the joint press release nor the investor presentation will be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference. The furnishing of the joint press release and the investor presentation is not intended to, and does not, constitute a determination or admission by the Company that the information in the joint press release or the investor presentation is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company or any of its affiliates.

Item 9.01	Financial Statements and Exhibits.

The exhibits listed below are filed or furnished, as applicable, herewith.

The Merger Agreement and Commitment Letter are included only to provide information to investors regarding its terms. The Merger Agreement and Commitment Letter contain representations, warranties and other provisions that were made solely for the benefit of the other parties to such agreements and (1) are not intended to be treated as categorical statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (2) may have been qualified in the agreements by confidential disclosure schedules that were delivered to the parties in connection with the signing of the agreements, which disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth in the agreements, (3) may be subject to standards of materiality applicable to the parties that differ from what might be viewed as material to security holders, and (4) were made only as of the date of the agreements or such other date or dates as may be specified in the agreements. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement and Commitment Letter, which subsequent information may or may not be fully reflected in public disclosures by the Company, Vectren or the Initial Lenders. Accordingly, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Vectren or the Initial Lenders.

(d) Exhibits.

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

2.1*	Agreement and Plan of Merger, dated as of April 21, 2018, by and among Vectren Corporation, CenterPoint Energy, Inc. and Pacer Merger Sub, Inc.

10.1	Commitment Letter, dated as of April 21, 2018, by Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc. to CenterPoint Energy, Inc.

99.1	Joint Press Release, dated April 23, 2018

99.2	Investor Presentation, dated April 23, 2018

*	Schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedules will be furnished supplementally to the Securities and Exchange Commission (the “SEC”) upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

The statements contained in this Current Report on Form 8-K contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this Current Report are forward-looking statements made in good faith by us and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this Report, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “target,” “will” or other similar words are intended to identify forward-looking statements. Forward-looking statements include, but are not limited to, statements relating to: (1) the Company’s proposed acquisition of Vectren, (2) shareholder and regulatory approvals, (3) the completion of the proposed transactions, (4) benefits of the proposed transactions, (5) integration plans and expected synergies, (6) the expected timing of completion of the transactions, and (7) anticipated future financial measures and operating performance and results, including estimates for growth and other matters affecting future operations.

Important factors that could cause actual results to differ materially from those indicated by the provided forward-looking information include risks and uncertainties relating to: (1) the risk that Vectren may be unable to obtain shareholder approval for the proposed transactions, (2) the risk that the Company or Vectren may be unable to obtain governmental and regulatory approvals required for the proposed transactions, or that required governmental and regulatory approvals or agreements with other parties interested therein may delay the proposed transactions or may be subject to or impose adverse conditions or costs, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed transactions or could otherwise cause the failure of the proposed transactions to close, (4) the risk that a condition to the closing of the proposed transactions or the committed financing may not be satisfied, (5) the failure to obtain, or to obtain on favorable terms, any equity, debt or other financing necessary to complete or permanently finance the proposed transactions and the costs of such financing, (6) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the proposed transactions, (7) the receipt of an unsolicited offer from another party to acquire assets or capital stock of Vectren that could interfere with the proposed transactions, (8) the timing to consummate the proposed transactions, (9) the costs incurred to consummate the proposed transactions, (10) the possibility that the expected cost savings, synergies or other value creation from the proposed transactions will not be realized, or will not be realized within the expected time period, (11) the risk that the companies may not realize fair values from properties that may be required to be sold in connection with the Merger, (12) the credit ratings of the companies following the proposed transactions, (13) disruption from the proposed transactions making it more difficult to maintain relationships with customers, employees, regulators or suppliers, (14) the diversion of management time and attention on the proposed transactions, (15) the performance of Enable Midstream Partners, LP (“Enable”), the amount of cash distributions the Company receives from Enable, Enable’s ability to redeem the Series A Preferred Units in certain circumstances and the value of the Company’s interest in Enable, and factors that may have a material impact on such performance, cash distributions and value, including factors such as: (A) competitive conditions in the midstream industry, and actions taken by Enable’s customers and competitors, including the extent and timing of the entry of additional competition in the markets served by Enable; (B) the timing and extent of changes in the supply of natural gas and associated commodity prices, particularly prices of natural gas and natural gas liquids (“NGLs”), the competitive effects of the available pipeline capacity in the regions served by Enable, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable’s interstate pipelines; (C) the demand for crude oil, natural gas, NGLs and transportation and storage services; (D) environmental and other governmental regulations, including the availability of drilling permits and the regulation of hydraulic fracturing; (E) recording of non-cash goodwill, long-lived asset or other than temporary impairment charges by or related to Enable; (F) changes in tax status; (G) access to debt and equity capital and (H) the availability and prices of raw materials and services for current and future construction projects; (16) industrial, commercial and residential growth in the Company’s service territories and changes in market demand, including the effects of energy efficiency measures and demographic patterns, (17) timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment, (18) future economic conditions in regional and national markets and their effect on sales, prices and costs, (19) weather variations and other natural phenomena, including the impact of severe weather events on operations and capital, (20) state and federal legislative and regulatory actions or developments affecting various aspects of the Company’s and Enable’s businesses, including, among others, energy deregulation or re-regulation, pipeline integrity and safety and changes in regulation and legislation pertaining to trade, health care, finance and actions regarding the rates charged by our regulated businesses, (21) tax reform and legislation, including the effects of the comprehensive tax reform legislation informally referred to as the TCJA and uncertainties involving state commissions’ and local municipalities’ regulatory requirements and determinations regarding the treatment of excess deferred taxes and the Company’s rates, (22) the Company’s ability to mitigate weather impacts through normalization or rate mechanisms, and the effectiveness of such mechanisms, (23) the timing and extent of changes in commodity prices, particularly natural gas, and the effects of geographic and seasonal commodity price differentials, (24) problems with regulatory approval, construction, implementation of necessary technology or other issues with respect to major capital projects that result in delays or in cost overruns that cannot be recouped in rates, (25) local, state and federal legislative and regulatory actions or developments relating to the environment, including those related to global climate change, (26) the impact of unplanned facility outages, (27) any direct or indirect effects on the Company’s facilities, operations and financial condition resulting from terrorism, cyber-attacks, data security breaches or other attempts to disrupt the Company’s businesses or the businesses of third parties, or other catastrophic events such as fires, earthquakes, explosions, leaks, floods, droughts, hurricanes, pandemic health events or other occurrences, (28) the Company’s ability to invest planned capital and the timely recovery of the Company’s investment in capital, (29) the Company’s ability to control operation and maintenance costs, (30) actions by credit rating agencies, (31) the sufficiency of the Company’s insurance coverage, including availability, cost, coverage and terms, (32) the investment performance of the Company’s pension and postretirement benefit plans, (33) commercial bank and financial market conditions, the Company’s access to capital, the cost of such capital, and the results of the Company’s financing and refinancing efforts, including availability of funds in the debt capital markets, (34) changes in interest rates and their impact on the Company’s costs of borrowing and the valuation of its pension benefit obligation, (35) changes in rates of inflation, (36) inability of various counterparties to meet their obligations to the Company, (37) non-payment for the Company’s services due to financial distress of its customers, (38) the extent and effectiveness of the Company’s risk management and hedging activities, including, but not limited to, its financial and weather hedges, (39) timely and appropriate regulatory actions allowing securitization for any future hurricanes or natural disasters or other recovery of costs, including costs associated with Hurricane Harvey, (40) the Company’s or Enable’s potential business strategies and strategic initiatives, including restructurings, joint ventures and acquisitions or dispositions of assets or businesses (including a reduction of the Company’s interests in Enable, whether through its decision to sell all or a portion of the Enable common units it owns in the public equity markets or otherwise, subject to certain limitations), which the Company cannot assure will be completed or will have the anticipated benefits to it or Enable, (41) acquisition and merger activities involving the Company or its competitors, (42) the Company’s or Enable’s ability to recruit, effectively transition and retain management and key employees and maintain good labor relations, (43) the ability of GenOn Energy, Inc. (formerly known as RRI Energy, Inc., Reliant Energy and RRI), a wholly-owned subsidiary of NRG Energy, Inc. (“NRG”), and its subsidiaries, currently the subject of bankruptcy proceedings, to satisfy their obligations to the Company, including indemnity obligations, (44) the outcome of litigation, (45) the ability of retail electric providers (“REPs”), including REP affiliates of NRG and Vistra Energy Corp., formerly known as TCEH Corp., to satisfy their obligations to the Company and its subsidiaries, (46) changes in technology, particularly with respect to efficient battery storage or the emergence or growth of new, developing or alternative sources of generation, (47) the timing and outcome of any audits, disputes and other proceedings related to taxes, (48) the effective tax rates and (49) the effect of changes in and application of accounting standards and pronouncements.

The foregoing list of factors is not all-inclusive because it is not possible to predict all factors. Furthermore, it may not be possible to assess the impact of any such factor on the Company’s or Vectren’s respective businesses or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Additional risks and uncertainties will be discussed in other materials that the Company and Vectren will file with the SEC in connection with the proposed transactions. Other risk factors are detailed from time to time in the Company’s and Vectren’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, but any specific factors that may be provided should not be construed as exhaustive. Each forward-looking statement speaks only as of the date of the particular statement. While we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, we undertake no obligation to update or revise any of our forward-looking statements whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed transactions, Vectren expects to file a proxy statement, as well as other materials, with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors will be able to obtain free copies of the proxy statement (when available) and other documents that will be filed by Vectren with the SEC at http://www.sec.gov, the SEC’s website, or from Vectren’s website (http://www.vectren.com) under the tab, “Investors” and then under the heading “SEC Filings.” Security holders may also read and copy any reports, statements and other information filed by Vectren with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

PARTICIPANTS IN THE SOLICITATION

The Company, Vectren and certain of their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies from Vectren’s shareholders with respect to the proposed transactions. Information regarding the directors and executive officers of the Company is available in its definitive proxy statement for its 2018 annual meeting, filed with the SEC on March 15, 2018, and information regarding the directors and executive officers of Vectren is available in its definitive proxy statement for its 2018 annual meeting, filed with the SEC on March 22, 2018. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials when they are filed with the SEC in connection with the proposed transactions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERPOINT ENERGY, INC.

Date: April 23, 2018	By:	/s/ William D. Rogers
William D. Rogers
Executive Vice President and Chief Financial Officer